AGREEMENT TO REIMBURSE OPERATING EXPENSES

This Agreement to Reimburse Operating Expenses, effective as of November 6, 2019, is made between Mutual of America Capital Management LLC, a Delaware limited liability company (the “Adviser”), and Mutual of America Variable Insurance Portfolios, Inc., a Maryland corporation (the “Investment Company”).

WHEREAS, the portfolios of the Investment Company (the “Portfolios”) will launch upon the implementation of a substitution order issued by the Securities and Exchange Commission (“SEC”); and

WHEREAS, the Adviser serves as investment adviser for the Portfolios; and

WHEREAS, the Adviser has agreed to reimburse certain expenses of the Portfolios, in accordance with the terms of this Agreement; and

WHEREAS, the Investment Company desires that the terms of the Adviser’s agreement to reimburse their expenses be formalized in this written Agreement, and the Adviser is willing to do so;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Investment Company and the Adviser, intending to be legally bound, mutually covenant and agree as follows:

Section 1. Reimbursement of Expenses. Commencing upon the launch of the Portfolios and continuing through April 30, 2023, the Adviser agrees to reimburse or otherwise limit the Total Fund Operating Expenses of each Portfolio such that the Total Fund Operating Expenses of such Portfolio after reimbursement shall not exceed those set forth on Exhibit A. From May 1, 2023 through the termination of this Agreement, the Adviser agrees to reimburse or otherwise limit the Other Expenses of each Portfolio such that the Other Expenses of such Portfolio after reimbursement shall not exceed those set forth on Exhibit B.

Section 2. Reimbursement for Past Expenses. On a one-time basis, the Adviser agrees to reimburse any expenses incurred by the Portfolios prior to their launch.

Section 3. Payment of Expenses. The Adviser, on behalf of the Portfolios and the Investment Company, will be responsible for the administrative procedures relating to the payment of all bills and expenses of the Portfolios and the Investment Company as they become due and payable, in accordance with its established practice in carrying out its duties under the Investment Advisory Agreement.

Section 4. Term of Agreement. This Agreement is effective on November 6, 2019 and continues in effect until April 30, 2030. Thereafter, this agreement will continue in effect for each succeeding 12-month period unless cancelled by (i) the Investment Company upon not less than 30 days written notice to the Adviser, or (ii) the Adviser upon written notice to the Investment Company delivered within the 45-calendar day period prior to May 1 of a given year, in which case this Agreement will terminate as of the May 1 next following the written notice.

IN WITNESS WHEREOF, authorized officers of the Adviser and the Investment Company have signed this Agreement to be effective as of the date first written above.

Mutual of America Capital Management LLC	Mutual of America Variable Insurance Portfolios, Inc.

By: /s/Amir Lear	By: /s/James J. Roth
Name: Amir Lear	Name: James J. Roth
Title: Chairman and	Title: Chairman, President and
Chief Executive Officer	Chief Executive Officer

Attest:	Attest:

/s/Scott H. Rothstein	/s/Scott H. Rothstein
Scott H. Rothstein	Scott H. Rothstein
Executive Vice President, Deputy	Executive Vice President, Deputy
General Counsel and Secretary	General Counsel and Secretary

AGREEMENT TO REIMBURSE OPERATING EXPENSES

EXHIBIT A

Portfolio	Maximum Total Fund Operating Expenses After Reimbursement*
Equity Index	0.14%
All America	0.52%
Small Cap Value	0.81%
Small Cap Growth	0.81%
Small Cap Equity Index	0.15%
Mid Cap Value	0.65%
Mid-Cap Equity Index	0.14%
International	Acquired Fund Fees & Expenses plus 0.13%
Money Market	0.20%
Mid-Term Bond	0.45%
Bond	0.45%
Retirement Income	Acquired Fund Fees & Expenses plus 0.08%
2010 Retirement	Acquired Fund Fees & Expenses plus 0.05%
2015 Retirement	Acquired Fund Fees & Expenses plus 0.07%
2020 Retirement	Acquired Fund Fees & Expenses plus 0.08%
2025 Retirement	Acquired Fund Fees & Expenses plus 0.06%
2030 Retirement	Acquired Fund Fees & Expenses plus 0.06%
2035 Retirement	Acquired Fund Fees & Expenses plus 0.07%
2040 Retirement	Acquired Fund Fees & Expenses plus 0.07%
2045 Retirement	Acquired Fund Fees & Expenses plus 0.07%
2050 Retirement	Acquired Fund Fees & Expenses plus 0.07%
2055 Retirement	Acquired Fund Fees & Expenses plus 0.11%
2060 Retirement	Acquired Fund Fees & Expenses plus 0.05%
Conservative Allocation	Acquired Fund Fees & Expenses plus 0.02%
Moderate Allocation	Acquired Fund Fees & Expenses plus 0.02%
Aggressive Allocation	Acquired Fund Fees & Expenses plus 0.02%

* Excluding any extraordinary expenses that may arise and charges incurred in trading portfolio securities.

AGREEMENT TO REIMBURSE OPERATING EXPENSES

EXHIBIT B

Portfolio	Maximum Other Expenses After Reimbursement*
Equity Index	0.15%
All America	0.15%
Small Cap Value	0.15%
Small Cap Growth	0.15%
Small Cap Equity Index	0.15%
Mid Cap Value	0.15%
Mid-Cap Equity Index	0.15%
International	0.15%
Money Market	0.15%
Mid-Term Bond	0.15%
Bond	0.15%
Retirement Income	0.10%
2010 Retirement	0.10%
2015 Retirement	0.10%
2020 Retirement	0.10%
2025 Retirement	0.10%
2030 Retirement	0.10%
2035 Retirement	0.10%
2040 Retirement	0.10%
2045 Retirement	0.10%
2050 Retirement	0.10%
2055 Retirement	0.10%
2060 Retirement	0.10%
Conservative Allocation	0.10%
Moderate Allocation	0.10%
Aggressive Allocation	0.10%

* Excluding any extraordinary expenses that may arise and charges incurred in trading portfolio securities.